Exhibit 10.2

SECOND AMENDMENT

TO

STOCKHOLDER AGREEMENT

This SECOND AMENDMENT, dated as of July 15, 2011 (this “Amendment”), to the Stockholder Agreement, dated as of February 26, 2010 and amended by the First Amendment to Stockholder Agreement effective June 29, 2010 (the “Stockholder Agreement”), is by and among (i) Renewable Energy Group, Inc. (formerly REG Newco, Inc.), a Delaware corporation (the “Company”), (ii) the undersigned holders of the Company’s Series A Preferred Stock, and (iii) the undersigned holders of the Company’s Common Stock.

RECITALS

WHEREAS, the Company and the undersigned parties to the Stockholder Agreement who collectively hold the requisite number of shares of Common Stock and Preferred Stock necessary to amend and supplement the Stockholder Agreement pursuant to Section 8(k) thereof, desire to amend and supplement certain terms of the Stockholder Agreement as described herein; and

WHEREAS, all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Stockholder Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. The preamble of the Stockholder Agreement is amended to delete the definition of “Common Stock” and Section 1 of the Stockholder Agreement is amended to add the following defined terms:

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company and any class of common stock of the Company issued upon conversion or in exchange for such common stock, including without limitation (whether or not authorized on the date hereof), the Class A Common Stock into which such Common Stock may be changed as contemplated by the Second Restated Certificate and the Common Stock into which such Class A Common Stock may be converted as further contemplated by the Second Restated Certificate.

“Investment Agreement” means that certain Investment Agreement, dated as of July 15, 2011, by and among the Company and the Stockholders named therein.

“Planned IPO” means the first sale by the Company of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act, which sale of shares is completed on or prior to June 30, 2012.

“Second Restated Certificate” means the Second Amended and Restated Certificate of Incorporation approved by the Board of Directors of the Company on July 15, 2011.

“Third Restated Certificate” means the Third Amended and Restated Certificate of Incorporation approved by the Board of Directors of the Company on July 15, 2011.

2. Election of Directors: Other Voting Matters.

(a) Section 2(a)(i) of the Stockholder Agreement is amended and restated in its entirety as follows: “(i) the authorized number of the Company’s Board of Directors (the “Board”) to be maintained at not less than ten (10) nor more than fourteen (14) directors, provided that this Section 2(a) shall not prohibit a Stockholder from voting in favor of the Third Restated Certificate so long as the Third Restated Certificate does not become effective prior to the termination of this Agreement.”

(b) Section 2(a)(v) of the Stockholder Agreement is amended and restated in its entirety as follows:

“(v) the removal from the Board (with or without cause) of any representatives designated hereunder at the written request of the parties possessing the right to designate such representatives (but only upon such written request and under no other circumstances), provided, however, that each party entitled to designate a representative to the Board shall, upon the written request of the Company, use its best efforts to cause such representative director to submit his resignation from the Board, such resignation to take effect no later than immediately prior to the closing of the initial sale of shares of Common Stock by the Company in the Planned IPO and, in the event such a resignation is not obtained promptly following the Company’s written request, to provide a written request for, and to vote in favor of, the removal of such representative director, effective no later than immediately prior to such closing.”

3. Transfer Restrictions.

(a) Section 3(b) of the Stockholder Agreement is amended and restated in its entirety as follows:

“(b) Lockup.

(i) In the event the Company shall undertake its first sale to the public pursuant to a registration statement of the Company filed under the Securities Act other than the Planned IPO, each Stockholder shall agree in writing, in form and substance customary for similar transactions, if requested by the managing underwriter or underwriters thereof, not to lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company convertible into or exercisable or exchangeable for Common Stock held by such Stockholder immediately before the effective date of the registration statement for such offering, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock (whether any such transaction is described in this subsection is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement; provided, however that:

(A) such period shall not exceed one hundred eighty (180) days after the effective date of the registration statement, except that such 180-day period may be extended for not more than eighteen (18) days if such extension is reasonably necessary to allow the Company’s underwriters to comply with NASD Conduct Rule 2711 (or any similar successor rule); and

(B) the Company’s directors, officers and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) also agree to such limitations.”

(ii) In the event that the Company advises a Stockholder that it intends to file or has filed a registration statement with respect to the Planned IPO, each Stockholder shall enter into a lock-up agreement with the representatives of the underwriters identified by the Company in substantially the form attached as Exhibit A within ten days of the Company’s request.”

(iii) The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities of the Company convertible into or exercisable or exchangeable for Common Stock subject to the foregoing restriction until the end of such one hundred eighty (180) day period (or the extended period set forth above).”

(b) Clause (ii) of Section 3(e) of the Stockholder Agreement is amended and restated as follows: “any redemption or conversion of the Series A Preferred Stock pursuant to the terms of such Series A Preferred Stock as set forth in the certificate of incorporation”

4. Miscellaneous. Section 8 of the Stockholder Agreement is amended to add the following new subparagraph (l):

“(l) For the avoidance of doubt, the Stockholders and the Company acknowledge and agree that (i) (x) the registration and offering and sale of Common Stock by the Company in the Planned IPO and, if applicable, the registration and offering and sale of Common Stock by any Stockholder pursuant to the same registration statement that covers the Planned IPO, (y) the conversion and redemption of the Series A Preferred Stock and the issuance of Series B Preferred Stock and Common Stock upon such conversion as contemplated by the Second Restated Certificate and (z) the agreements and transactions contemplated by the Investment Agreement, would not and will not violate or involve a breach of or default under, or require any party hereto to provide any notice, take any action or obtain any approval under, and the Stockholders shall not have any rights with respect thereto under, any of the provisions of Sections 2(a), 3(a), 3(c) or 3(d), Section 4 or Section 6 of this Agreement, and (ii) this Stockholder Agreement shall terminate in accordance with its terms and be of no further force or effect upon the closing of the Planned IPO, provided that such termination shall not limit any obligation of any Stockholder to be bound by the lockup agreement and the Company’s ability to impose stop transfer instructions as contemplated by Section 3(b) hereof.”

5. Waivers.

(a) The Company and the Stockholders hereby waive the provisions of Sections 3, 4 and 6 of the Stockholder Agreement with respect to the transactions contemplated by that certain Letter Agreement, dated as of July 15, 2011, by and among the Company and the Stockholders named therein, and agree that such transactions would not and will not violate or involve a breach of or default under, or require any party to provide any notice, take any action or obtain any approval under, and the Company and the Stockholders shall not have any rights with respect thereto under, any of the provisions of such Sections of the Stockholder Agreement.

(b) The Company and the Stockholders hereby waive the provisions of Section 6 of the Stockholder with respect to the Company’s issuance of 500,000 shares of Class A Common Stock pursuant to that certain Termination Agreement and Mutual Release, dated as of July 15, 2011, by and between the Company, REG Services, LLC and USRG Holdco IX, LLC, and agree that such issuance would not and will not violate or involve a breach of or default under, or require any party to provide any notice, take any action or obtain any approval under, and the Company and the Stockholders shall not have any rights with respect thereto under, any of the provisions of such Section 6 of the Stockholder Agreement.

6. Representations and Warranties. Each party hereto represents and warrants to each of the other parties hereto that:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b) Such party has the requisite power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and such execution, delivery and consummation have been duly authorized by all necessary action. This Amendment has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms.

(c) Neither the execution and delivery of this Amendment nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or violation of, any provision of its organizational documents, (ii) constitute, with or without notice or the passage of time or both, a breach violation or default under any law, rule, regulation, permit, license, agreement or other instrument of such party or to which such party or such party’s property is subject, or (iii) require any consent, approval or authorization of, or notification to, or filing with, any federal, state, local or foreign court, governmental agency or regulatory or administrative authority on the part of such party.

(d) Such party (other than the Company) is the owner of the number of shares of Common Stock and/or Preferred Stock set forth opposite such party’s name on the signature pages hereto for purposes of approving this Amendment to the Stockholder Agreement.

7. Other.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stockholder Agreement, all of which shall continue to be in full force and effect.

(b) This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

RENEWABLE ENERGY GROUP, INC.

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman and CEO

SHARES OF COMMON
AND/OR PREFERRED STOCK

WEST CENTRAL COOPERATIVE	Series A Preferred Stock: 563,635

By: /s/ Jeffrey Stroburg	Common Stock: 10,909,053
Name: Jeffrey Stroburg
Title: President and CEO

BUNGE NORTH AMERICA, INC.	Series A Preferred Stock: 1,361,723

By: /s/ Eric Hakmiller	Common Stock: 702,780
Name: Eric Hakmiller
Title: Vice President Bunge Biofuels

NATURAL GAS PARTNERS VIII, L.P.	Series A Preferred Stock: 2,559,808

By: G.F.W. Energy VIII, L.P., general partner	Common Stock: 1,096
By: GFW VIII, L.L.C., general partner
By: /s/ William J. Quinn
Name: William J. Quinn
Title: Authorized Member

E D & F MAN HOLDINGS BV	Series A Preferred Stock: 2,222,152

By: /s/ Paul Chatterton	Common Stock: 342,850
Name: Paul Chatterton
Title: Appointed Representative

USRG HOLDCO V, LLC	Series A Preferred Stock: 3,388,635

By: USRG Management Company, LLC, its manager	Common Stock: 2,563,268
By: /s/ Jonathan Koch
Name: Jonathan Koch
Title: Managing Director

NGP ENERGY TECHNOLOGY PARTNERS, L.P.	Series A Preferred Stock: 2,559,808

By: /s/ Christopher Sorrells	Common Stock: 1,096
Name: Christopher Sorrells
Title: Managing Director